Exhibit 10.1

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (the “Severance Agreement”) is entered into as of the Effective Date (as that term is defined herein), by and between Gino Mauriello (“Executive”) and CipherLoc Corporation, a Texas corporation (the “Company”). The signatories to this Agreement will be referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS, Executive has been employed by the Company as its Chief Financial Officer since May 19, 2019, pursuant to the terms of that certain Employment Agreement made by and between the Parties, dated May 19, 2019 (the “Employment Agreement”);

WHEREAS, pursuant to the terms of the Employment Agreement, the Company and Executive have agreed that the Executive shall resign from the Company, effective December 13, 2019 (the “Termination Date”); and

WHEREAS, Executive and the Company desire, pursuant to the terms and conditions of this Severance Agreement, to enter into this Severance Agreement to set forth the Parties’ rights and obligations existing as of and after the Termination Date.

NOW THEREFORE, in consideration of the premises, the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby AGREE AS FOLLOWS:

1. Release and Waiver Agreement. Executive acknowledges and understands that this Severance Agreement is a release and waiver contract, and that this document is legally binding. The Parties acknowledge and understand that this Agreement applies only to claims which accrue or have accrued prior to the Effective Date.

2. Termination/Resignation as Board Member. Executive and the Company acknowledge that Executive’s employment with the Company shall be deemed to have terminated on the Termination Date. Additionally, in return for the Company’s execution of this Severance Agreement, Executive hereby waives any notice of termination obligations set forth in the Employment Agreement. Additionally, to the extent the Employee serves as a member of the Company’s Board of Directors (the “Board”), Employee agrees to resign from that position no later than twenty-four (24) hours after the Delivery Date (defined below) and, further, he agrees to execute any documents provided by the Company to effectuate such resignation.

3. Time is of the Essence; Review Period; Revocation Period. Time is of the essence, as Executive and his counsel have had notice by the Company for a negotiated severance prior to initiating a termination for cause. Executive understands that he has until December 16, 2019 to decide whether or not to sign this Severance Agreement (the “Consideration Period”), during which time Executive may seek his own counsel. The Parties agree that any changes to this Severance Agreement after the Delivery Date, whether material or immaterial, will not restart the running of the Consideration Period. Executive can accept this Agreement at any time before December 16, 2019 date by signing and returning it to the attention of Andrew Borene, by electronic mail (to andrew@cipherloc.net). Employee acknowledges and understands that he may revoke or cancel his acceptance of this Severance Agreement by so notifying Andrew Borene by electronic mail (to andrew@cipherloc.net) before December 16, 2019 (the “Revocation Period”). Executive understands and acknowledges that, if he revokes his acceptance of this Severance Agreement within the Revocation Period, he will not receive any of the consideration set forth in this Severance Agreement, and this Severance Agreement will be void. If Executive does not revoke his acceptance within the Revocation Period, this Severance Agreement will become effective and enforceable on the calendar day after Executive returns an executed version of the Severance Agreement to Andrew Borene (the “Effective Date”).

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4. Separation Consideration to Executive. In exchange for the promises made, covenants contained, and consideration provided by Executive in this Severance Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company agrees to provide the following monetary benefits and other consideration to Executive:

A. The Company agrees to make one single payment to Executive in the amount of $50,000.00, less deductions for applicable taxes, due on the next regularly scheduled payroll date following the Effective Date or December 31, 2019, whichever date is later. This single payment is final and includes consideration and repayment by the Company for any outstanding expenses claimed by employee.

B. The consideration referenced in Section 4(A) shall be referred to herein as the “Separation Consideration”. The Parties agree that the Company’s obligation to provide Separation Consideration, including any portion of the payments referenced therein but not yet paid to him, will cease, and any of the Separation Consideration paid pursuant to this Severance Agreement must be immediately returned to the Company, if Executive engages in any action or conduct that violates any of the terms of this Severance Agreement. If Executive takes any legal action to challenge the enforceability of this Severance Agreement for any reason, including without limitation, that Executive did not knowingly or voluntarily enter into this Severance Agreement, Executive agrees that he will first return to the Company the full amount of any portion of the Separation Consideration received by him under this Severance Agreement.

C. Executive acknowledges that the Separation Consideration does not constitute an “exit incentive or other employment termination program offered to a group or class of employees” within the meaning of federal law. Moreover, Executive acknowledges that the Separation Consideration represents good and sufficient consideration for the promises set forth in Section 5, as well as any and all attorneys’ fees, expenses, costs of court and any other unknown fees, costs and/or expenses incurred by Executive or his counsel in connection with Executive’s departure from the Company.

D. Executive acknowledges that the Separation Consideration represents good and sufficient consideration for the promises made by him and set forth in this Severance Agreement. Executive further acknowledges and agrees that the Separation Consideration represents compensation to which Executive would not otherwise be entitled to receive except for his execution and non-revocation of this Severance Agreement.

E. The Company hereby agrees to hold harmless and indemnify Executive to the fullest extent permitted by law and/or the organizational documents of the Company, as such may be amended from time to time, for acts or omissions arising from Executive’s service as a director, officer, employee or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

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5. Consideration to the Company. In exchange for the promises made, covenants contained, and consideration provided by the Company in this Severance Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive agrees to the following terms:

A. Final Wages and Expense Reimbursement. Executive acknowledges and agrees that he has received all wages, bonuses, commission payments, and vacation and/or paid-time off payments due him for work performed through the Termination Date and, further, that as of the Termination Date, he has received reimbursement for any and all business expenses incurred during and in connection with his employment with the Company. Executive further affirms and agrees that he is waiving any rights under the terms of the Employment Agreement to receive any bonuses or paid vacation that may have accrued as of the Termination Date. Executive further affirms and agrees that he is not entitled to any rights of indemnity under the terms of the Employment Agreement.

B. Releases.

(1) General Release by Executive. Executive, individually and on behalf of his descendants, dependents, heirs, executors, trustees, administrators, assigns, and successors, knowingly and voluntarily releases and forever discharges the Released Parties (as defined below) from any and all manner of action or actions, cause or causes of action, suits, debts, contracts, agreements, promises, liability, claims, demands, damages payments, compensation, loss, cost, or expense, of any nature whatsoever, known or unknown, in law or in equity (hereinafter “Claims”), which Executive now has or may have against the Company, its divisions, subsidiaries, and related or affiliated entities, and each of their associates, owners, representatives, trustees, shareholders, members, directors, officers, partners, employees, insurers, contractors, agents, and attorneys, past or present, and all persons acting by, through, under, or in concert with any of them, and all predecessors, successors, and assigns thereof (collectively the “Released Parties”) arising out of, based upon, or indirectly or directly related to any matter, cause, or thing that occurs, accrues, or otherwise exists on or before the Effective Date of this Agreement. Claims released by Executive include, without limitation, claims relating to or arising out of (i) Executive’s hiring, compensation, benefits, and employment with the Company; (ii) Executive’s separation of employment from the Company; (iii) any salary, claimed bonus or any other compensation or reimbursement payments, and (iv) all Claims arising out of Executive’s employment, known or unknown, that could or have been asserted by him against the Company, at law or in equity, or sounding in contract, express or implied, (including breach of or any rights under any agreement to which Executive, on the one hand, and the Company, on the other hand, are parties), sounding in tort, and any and all fraud-based Claims. Claims released specifically include, but are not limited to, any Claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, all Claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq. (the “ADEA”), the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act, the Equal Pay Act, the Family and Medical Leave Act, 42 U.S.C. §1981, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Sarbanes Oxley Act, the Occupational Safety and Health Act, the Uniform Services and Employment and Re- Employment Rights Act, the Worker Adjustment Retraining Notification Act, the Lilly Ledbetter Act, the Genetic Information and Nondiscrimination Act, the Employment Non-Discrimination Act, the National Labor Relations Act, the retaliation provisions of the Fair Labor Standards Act, the Labor Management Relations Act, and any other similar or equivalent federal, state, or local laws, all as amended; all Claims under any federal, state, local, municipal, or common law concerning whistleblower protection; and all Claims arising under the Employee Retirement Income Security Act of 1974, as amended. This release is intended to apply to any rights Executive may have under any Company policy or practice, any employment agreement that may exist between Executive and the Company including any bonus, commission, or incentive plan, and all other compensation not specifically set forth herein.

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(2) ADEA Release. Executive acknowledges and agrees that his release and waiver of Claims also includes all Claims under the ADEA, as amended, including by the Older Workers Benefit Protection Act, and any municipal, state, or federal law regarding age discrimination. The following terms and conditions apply to and are part of the release of ADEA claims under this Agreement: (i) Executive is not waiving or releasing a claim challenging the validity of his release and waiver of Claims based on the ADEA; and (ii) Executive is not waiving or releasing any right or claim under the ADEA that may arise after the Effective Date of this Agreement.

(3) Covenant Not to Sue; Indemnification. Executive covenants and agrees that he will not initiate, or cause to be initiated, any action or cause of action against any of the Released Parties in the future asserting any Claims covered by the release set forth herein. Executive further agrees to indemnify the Released Parties for (i) any additional sum of money that any of them may hereafter be compelled to pay Executive, and (ii) any of the Released Parties’ legal fees, costs, and expenses associated therewith, on account of Executive bringing or allowing to be brought on his behalf any legal action based directly or indirectly upon the claims covered by the release.

(4) No Interference with Rights. The Parties agree that nothing in this Severance Agreement shall be construed to limit Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (collectively “Government Agency”). Further, the Parties agree that this Severance Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Company. Executive acknowledges and agrees that (i) the consideration provided under this Agreement shall be the sole relief to him for the released Claims, and Executive is not entitled to recover, and agrees to waive, any monetary benefits or recovery against the Released Parties in connection with any charge filed with or investigation by any Government Agency, without regard to who filed such charge or initiated such investigation; (ii) Executive is not waiving or releasing any rights or claims that may arise after the Effective Date, including Claims arising from or related to a breach of this Severance Agreement; and (iii) Executive is not waiving or releasing any rights or claims which cannot be waived by law, including but not limited to his right to workers’ compensation or to pursue claims for vested pension benefits. However, Executive’s release and waiver of Claims in this Agreement includes any Claims that currently exist and/or have been asserted by him in any forum, venue, or judicial or administrative proceeding.

C. Cooperation. Subject to Section 5(B)(4) above, Executive agrees to reasonably cooperate with the Company: (i) regarding the transition of any business matters Executive handled or had involvement with on behalf of the Company; and (ii) in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of any of the Released Parties that relate in any way to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions will include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any legal proceeding, and to act as a witness on behalf of the Company at mutually convenient times. The Company will reimburse Executive for reasonable, pre-approved out-of-pocket costs and expenses (but not including attorneys’ fees, costs, or compensation for time) that Executive incurs in connection with fulfilling his obligations under this Section 6(E) to the extent permitted by law. Notwithstanding anything herein to the contrary, nothing in this Severance Agreement is intended to prohibit, restrict, or otherwise discourage Executive from making reports of unsafe, wrongful, or illegal conduct to any agency or branch of the local, state, or federal government, including law enforcement authorities, the SEC, or any other lawful authority. Specifically, nothing in this Severance Agreement shall (i) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

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D. No Future Employment. As consideration for this Severance Agreement, Executive agrees not to seek future employment with any of the Released Parties, and further agrees he shall have no recourse against any of the Released Parties for any decision by any of the Released Parties not to hire him or to discharge him from employment in the future. Executive further agrees that this Severance Agreement constitutes a legitimate, non-discriminatory, and non-retaliatory reason for the termination of any future employment or the rejection of any application for future employment of Executive by the Released Parties.

E. Non-Disparagement. Subject to the terms of Section 5(B)(4) above, Executive hereby agrees not engage in any conduct or communications (verbal or written) which denigrates, disparages, or harms the business and/or personal reputation of the Company or any of the Released Parties. Such conduct shall include, but not be limited to, any disparaging, defamatory, or negative statements or comments made verbally or in writing by Executive about the Company, or its officers, directors, owners, shareholders, or employees, including disparaging, defamatory, or negative statements or comments concerning the Company’s products, services, methods of doing business, or employment practices. Executive will not discuss or otherwise disclose to anyone, including, but not limited to, the press or media or any organization or individual associated with the press or media, any allegations of wrongdoing made against the Company. The restrictions in this Section 6(G) shall not apply to any responses Executive is required to make in compliance with applicable law.

F. Survival of Pre-Existing Obligations; Confirmation of Access to Company Confidential Information and Goodwill; Non-Disclosure and Non-Solicitation Promises.

1. Survival of Pre-Existing Obligations. Except as otherwise provided here, this Severance Agreement does not amend, modify, restrict, alter or change in any way the terms of any agreement between the Parties addressing: (i) inventions, (ii) confidential and proprietary information, (iii) non-competition, and/or (iv) non-solicitation (the “Restrictive Provisions”). Without limiting the foregoing, these types of provisions set forth in any such agreement shall survive Employee’s termination and continue as forth in that agreement.

2. Confirmation of Access to Company Confidential Information and Goodwill. During his employment with the Company, Executive acknowledges and confirms that the Company provided him with access to certain proprietary information relevant to his position and duties (and Executive acknowledges that, prior to his association with the Company, he was unfamiliar with such information), as well as specialized training and instruction about the Company’s business relevant to his position and duties (collectively, “Confidential Information”). Executive further acknowledges and confirms that the Company developed, prior to and during the course of his employment with the Company, goodwill between itself and its clients and customers by providing superior products and services, that this goodwill is a valuable asset belonging solely to the Company, that the Company permitted Executive to use its goodwill in connection with performing his duties and responsibilities for the Company, and that Executive benefited during his employment with the Company from this goodwill.

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3. Employee Non-Solicitation Promise. In exchange for the promises made, covenants contained, and consideration provided by the Company in this Severance Agreement and in order to protect the Company’s legitimate business interests, Executive covenants and agrees that, for a period of one (1) year from the Effective Date, he will not initiate contact or communicate with, orally or in writing, any current employee, or any person who is or has been an investor owning securities in the Company regarding any matters involving the Company, its business, directors, officers, employees or shareholders. This does not apply to personal communications unrelated to the Company and its business. Additionally, Executive covenants and agrees that, for a period of one (1) year from the Termination Date, he will not directly or indirectly solicit or encourage any current employee or Past Employee to leave his/her employment with or cease providing services to the Company. For purposes of this Section 5(F)(3), “Past Employee” shall refer to any employee whose employment has been terminated within the twelve (12) month period following Executive’s termination. In addition to any other remedies provided for in this Severance Agreement or under the law, in the event Executive violates the non-solicitation restrictions (as contrasted with the non-communication restrictions) set forth in this Section 5(F)(3), the Company will be entitled to recover liquidated damages from Executive in the amount of the sum of Separation Consideration. The Parties acknowledge that it would be difficult to calculate damages incurred by the Company as a result of a breach of the non-solicitation restrictions set forth in this Section 5(F)(3) and that this liquidated damages clause is necessary and reasonable for the Company’s protection. The Parties also acknowledge that the foregoing damage amount is fair and reasonable.

4. Customer Non-Solicitation Promise. In exchange for the promises made, covenants contained, and consideration provided by the Company in this Severance Agreement and in order to protect the Company’s legitimate business interests, Executive agrees that, for a period of one (1) year following the Effective Date, he will not, directly or indirectly, alone or for his own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, consultant, contractor, distributor, advisor, representative or agent of any partnership, joint venture, corporation, trust, or other business organization or entity: (i) contact or communicate with, orally or in writing, any Covered Customer; (ii) solicit sales or placement of, sell, deliver or place any service, product, or system of the kind and character created, designed, sold, provided, distributed or placed by Executive on behalf of the Company to any Covered Customer, or divert the business or patronage of any Covered Customer, unless given the prior written consent of the Company to do so; or (iii) induce or attempt to induce any Covered Customer to withdraw, curtail, divert, or cancel its business with the Company or in any manner modify or fail to enter into any actual or potential business relationship with the Company, unless given the Company’s prior written consent to do so. For purposes of this Severance Agreement, the term “Covered Customer” means any individual, proprietorship, partnership, corporation, association, limited liability company, or other business entity who was or is a customer or potential customer at any time during Executive’s employment with the Company and (a) who Executive contacted, communicated with, solicited, called upon, worked for, sold products or services to, or dealt with on behalf of the Company; (b) who Executive directed or managed others to contact, communicate with, solicit, call upon, work for, sell products or services to, or serve, on behalf of the Company; (c) whose dealings with the Company were coordinated or supervised by Executive; (d) about whom Executive obtained confidential information as a result of his association with the Company; or (e) who received services or products from the Company the sale or provision of which resulted in compensation or commission payments to or earnings for Executive.

5. Reasonableness of Promises in Section 5(F). Executive acknowledges and agrees that the limitations as to time and scope of activity to be restrained by this Section 5(F) are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the Company’s Confidential Information, goodwill, and other business interests. Executive agrees that if, at some later date, a court of competent jurisdiction determines that the restrictions set forth in this Section 5(F) do not meet the criteria established by state or federal law, Section 5(F) shall be reformed by the court and enforced to the maximum extent permitted under state or federal law.

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6. Remedies. In the event that Employee violates or threatens to violate any of the provisions set forth in this Section 5(F), Executive acknowledges that the Company will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages. Consequently, Executive acknowledges and agrees that the Company shall be entitled to (i) immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation; (ii) recovery of attorneys’ fees and costs incurred or expended in obtaining such relief or any other relief permissible under this Agreement; and (iii) any other legal or equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of said breach or threatened breach. Finally, the Parties agree that the bond to be posted if any injunction is sought by the Company shall not exceed $1,000.00. The pursuit of one remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

G. Return of Property. Executive agrees that all documents, files, letters, memoranda, reports, records, data, sketches, drawings, models, notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing the Company’s confidential information, as well as any CDs, DVDs, disks, databases, computers and servers containing confidential information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company (collectively, “Company Materials”), and he agrees that he will not copy or remove Company Materials from the Company’s premises. Executive agrees to deliver all Company Materials and all tangible property of the Company in his custody or possession, including any equipment or other tangible property which he received from the Company during his association with the Company, including, but not limited to, desktop and laptop computers, tablets, printers, monitors, cellular telephones, smart phones, pagers, or other personal communication devices, credit cards, access cards, security cards, keys, and company vehicles that are in his possession, custody or control, to the Company no later than forty-eight (48) hours after this Severance Agreement is delivered to him, and he shall disclose any and all passwords or codes required to gain access to electronic devices. After such delivery, Executive shall not retain any such materials or copies thereof or any such equipment or tangible property. Executive’s promise to return any such materials, equipment or tangible property applies to any materials, equipment, or tangible property which are in his possession, custody or control, regardless of whether such materials, equipment or tangible property are located in his office or automobile, or on his office, home or personal computer. Executive also shall authorize and permit the Company to inspect all computer drives used or maintained by him during his association with the Company and, if necessary, to permit the Company to delete Confidential Information contained on such drives.

6. Confidentiality of Severance Agreement. Subject to Section 5(B)(4) above, Executive and his representatives and agents agree that the terms of this Severance Agreement, including without limitation the consideration set forth in Section 4 above, are to remain strictly confidential and shall not be disclosed unless required by law or the judicial process, as explained below. Notwithstanding the foregoing restriction, Executive may disclose the terms of this Severance Agreement to Executive’s spouse, tax and financial advisors, and attorneys, so long as such persons agree to be bound by the confidentiality terms of this Agreement, and to the IRS in response to an inquiry. Executive acknowledges and agrees that he will be responsible and liable for any disclosure prohibited by this Section 6 made by him, his representatives, and/or his family members. If any Party sues to enforce the terms of this Agreement, that Party must file it under seal. If Executive is served with a court order, subpoena, or other legal process that calls for disclosure of this Agreement or its terms, Executive shall immediately provide the Company with written notice thereof by first class mail and e-mail to Jeffrey Fessler at JFessler@sheppardmullin.com, along with a copy of the order, subpoena, or other legal process. The breach of this Section 6 shall not affect the continuing validity or enforceability of this Severance Agreement. The restrictions in this Section 6 shall not apply to any responses the Company is required to make in compliance with applicable law.

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7. Miscellaneous.

A. Entire Agreement. This Severance Agreement supersedes any and all prior agreements, arrangements, or understandings between the Parties regarding the subject matter herein, other than any prior non-disclosure, non-competition, or non-solicitation agreement, which is re-affirmed by Executive as consideration for this Severance Agreement. The Parties acknowledge and agree that there have been no representations, promises, understandings, or agreements made by either Party as an inducement for the other Party to enter into this Severance Agreement other than what are expressly set forth and contained in the terms of this Severance Agreement.

B. Severability. If any provision of this Severance Agreement shall be determined by a court of competent jurisdiction to be void or unenforceable, the remaining provisions shall remain effective and legally binding, and the void or unenforceable term shall be modified to the extent necessary to render it enforceable under applicable law.

C. Modification. Except as otherwise provided herein, the Parties agree that alterations, amendments, modifications, or changes to this Severance Agreement may only be made in a written document that specifically references this Severance Agreement and is signed by an authorized representative of each Party. The Parties cannot orally agree to alter, amend, modify, or in any way change the terms of this Severance Agreement. The Parties further agree that evidence of prior promises, commitments, agreements, arrangements, or understandings cannot be used to attempt to alter, amend, modify, or in any way change the written terms of this Severance Agreement.

D. Reliance. Executive hereby represents and acknowledges that in signing this Severance Agreement, he does not rely, and has not relied, upon any representation or statement not set forth in this Agreement made by the Company or by any of its employees, managers, officers, directors, agents, representatives, or attorneys with regard to the subject matter of this Severance Agreement.

E. Construction of Agreement/Counterparts. The Parties acknowledge and agree that this Severance Agreement shall not be construed more favorably in favor of one Party than another based upon which Party drafted same, it being acknowledged and agreed that the Parties all contributed substantially to the negotiation and preparation of this Severance Agreement. This Severance Agreement can be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument for the same effect as if all Parties hereto had signed the same signature page. A facsimile or e-mail copy of any Party’s signature is as legally binding as the original signature.

F. Binding Agreement/Non-Assignment of Claims. This Severance Agreement shall inure to the benefit of, be binding upon, and be enforceable by Executive’s legal representatives. This Severance Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Released Parties. By signing this Severance Agreement, Executive represents and warrants that he has not assigned to any third party any claim involving the Company or authorized any third party to assert on her behalf any claims against the Company.

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G. Notices. All notices, requests, demands and other communications under this Severance Agreement shall be in writing and delivered by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses:

If to Executive:

Gino Mauriello

1607 East Windmill Lane

Las Vegas, NV 89123

gino@ginotax.com

If to CipherLoc Corporation, to:

CipherLoc Corporation

c/o Andrew Borene

Chief Executive Officer

825 Main Street

Suite 100

Buda, TX 78610

andrew@cipherloc.net

With a copy to:

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza

New York, NY 10112

Attention: Jeffry Fessler (jfessler@sheppardmullin.com)

H. Governing Law and Forum. It is the intention of the parties that the laws of the State of Texas should govern the validity of this Severance Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any contrary conflicts of laws principles or provisions of any state or jurisdiction. It is stipulated that Texas has a compelling state interest in the subject matter of this Severance Agreement, and that Executive has had and will have regular contact with Texas in the performance of this Severance Agreement. Further, the Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Travis County, Texas or, if a mandatory venue provision is applicable, to the jurisdiction of any other federal or state court within the State of Texas required to hear such matter by any such applicable mandatory venue provision. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdiction by suit on the judgment or in any other manner provided by law.

I. Knowing and Voluntary Agreement. Executive acknowledges and agrees that (i) after he received a copy of this Severance Agreement in writing, he has been granted a reasonable time to consider the terms of this Severance Agreement; (ii) he has personally read this Severance Agreement; (iii) he fully understands its contents; and (iv) he enters into this Severance Agreement knowingly, voluntarily, and after any consultations with his attorney or other advisor, as he deems appropriate.

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IN WITNESS WHEREOF, this Confidential Severance and Release Agreement has been executed by each of the listed Parties below:

Gino Mauriello	CipherLoc Corporation

/s/ Gino Mauriello	/s/ Andrew Borene
Signature	Signature

12/14/2019	Andrew Borene
Date	Printed Name

Chief Executive Officer
Title

12/15/2019
Date

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